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Exhibit 99.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

        This SECOND AMENDMENT TO RIGHTS AGREEMENT dated as of February 18, 2003 (the "Second Amendment") is entered into by and between Ostex International, Inc., a Washington corporation (the "Company"), and Mellon Investor Services LLC (the "Rights Agent").

        Whereas, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of January 21, 1997, as amended by that certain First Amendment to Rights Agreement dated as of September 5, 2002 (the "Original Rights Agreement");

        Whereas, all capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Original Rights Agreement;

        Whereas, Section 27 of the Original Rights Agreement provides that the Company may amend the Original Rights Agreement as it deems necessary or desirable without the approval of any holders of Rights;

        Whereas, the Board of Directors of the Company (the "Board of Directors") intends to approve the execution, delivery and performance by the Company of, and the consummation of the merger and all other transactions contemplated by, that certain Agreement and Plan of Merger dated as of September 6, 2002, by and among the Company, Inverness Medical Innovations, Inc., a Delaware corporation ("Parent"), and Geras Acquisition Corp., a Washington corporation and a wholly-owned subsidiary of Parent (the "Original Merger Agreement"), as amended by that certain amendment dated as of February 18, 2003 (the "Merger Agreement Amendment") (the Original Merger Agreement, as amended by the Amendment being referred to herein as the "Merger Agreement"), in substantially the form presented to and reviewed by the Board of Directors; and

        Whereas, in contemplation of consummation of the merger and the other transactions contemplated by the Merger Agreement, the Board of Directors deems it necessary and desirable and in the best interests of the Company and its shareholders to adopt this Second Amendment;

        Now, therefore, in consideration of the foregoing and the terms contained herein, the Original Rights Agreement is hereby amended as follows:

        1.    Amendment to Original Rights Agreement

        Subject to the provisions of Section 2 hereof, the Original Rights Agreement is amended by deleting in its entirety Section 34 of the Original Rights Agreement and replacing it with the following:

        "SECTION 34. TRANSACTIONAL EXEMPTION

          (a)  Notwithstanding anything to the contrary in this Agreement, neither the execution, delivery nor performance by the respective parties thereto of, nor the consummation of the merger or any other transactions contemplated by, that certain Agreement and Plan of Merger dated as of September 6, 2002, as amended by that certain amendment (the "Amendment") dated as of February 18, 2003 (the "Merger Agreement"), by and among the Company, Inverness Medical Innovations, Inc. ("Parent") and Geras Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Parent, including but not limited to, the execution, delivery and performance by the respective parties thereto of the Merger Agreement (as amended by the Amendment), the Amendment, the Voting Agreement (as amended by the Voting Agreement Amendment), the Voting Agreement Amendment, the Loan Agreement Amendment and the Option Agreement (as those terms are defined in the Merger Agreement) (the Merger Agreement (as amended by the Amendment), the Amendment, the Voting Agreement (as amended by the Voting Agreement Amendment), the Voting Agreement Amendment, the Loan Agreement Amendment and the Option Agreement collectively being referred to herein as the "Transaction Agreements"), shall cause any Person to become an "Acquiring Person" (as that term is defined in Section 1(a) hereof), or give rise to any event that, through passage of time or otherwise, would result in the occurrence of a "Shares Acquisition Date" or a "Distribution Date" (as those terms are defined in Sections 1(l) and 3(a) hereof, respectively). Further, for so long as the Merger Agreement is in effect, the "Final Expiration Date" (as defined in Section 7 hereof) shall be the Close of Business on the day immediately preceding the Effective Time (as that term is defined in the Merger Agreement).

          (b)  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 13 and 25 hereof shall be deemed not to apply to the merger or any other transactions contemplated by the Transaction Agreements."

        2.    Condition to Effectiveness

        This Second Amendment shall become effective on February 18, 2003, immediately prior to the first to occur of (a) the execution and delivery of the Voting Agreement Amendment by the Voting Agreement Shareholders (as that term is defined in the Merger Agreement), (b) the execution and delivery of the Loan Agreement Amendment (as that term is defined in the Merger Agreement) by each of the parties thereto, or (c) the execution and delivery of the Merger Agreement Amendment by each of the parties thereto. By execution hereof, the Rights Agent hereby acknowledges that it has received written notice of the Second Amendment; provided, however, that the Rights Agent shall not be deemed to have any knowledge of the effectiveness of this Second Amendment prior to the date of its execution of this Second Amendment. The Company shall use its reasonable best efforts to timely notify the Rights Agent in writing of the Final Expiration Date.

        3.    Reference to and Effect on Rights Agreement

        Upon the effectiveness of this Second Amendment pursuant to the provisions of Section 2 hereof, each reference in the Original Rights Agreement to "this Agreement," "this Amendment," "hereunder," "hereof," "herein" or any other expression of like import referring to the Original Rights Agreement shall mean and be a reference to the Original Rights Agreement as amended by this Second Amendment.

        4.    Governing Law

        This Second Amendment shall be governed by and construed in accordance with the laws of the State of Washington.

        5.    Counterparts

        This Second Amendment may be executed in any number of counterparts, each of which shall for all purposes by deemed to be an original, and all of which shall together constitute but one and the same instrument.

        6.    Descriptive Headings

        Descriptive headings of the several sections of this Second Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and attested as of the date first written above.

"Company"
Ostex International, Inc.
By:	/s/ THOMAS A. BOLOGNA
Its:	Chairman, President & CEO
Dated:	February 18, 2003
"Rights Agent":
Mellon Investor Services LLC
By:	/s/ SCOTT M. SANDER
Its:	Client Service Manager
Dated:	February 18, 2003

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  Exhibit 99.1
SECOND AMENDMENT TO RIGHTS AGREEMENT